PRESS RELEASE

FOR IMMEDIATE RELEASE                                                   Contact:
January 3, 2005                                                   Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (309) 743-7745



                               QCR Holdings, Inc.
              Announces Opening of Rockford Bank and Trust Company



QCR Holdings, Inc. (Nasdaq SmallCap/QCRH) announced that today is the official opening of Rockford Bank and Trust Company, its newest bank subsidiary located at 127 North Wyman Street, Rockford, Illinois.

"Rockford Bank & Trust will focus on providing the highest levels of customer service to commercial and retail clients in the Rockford market, and will share the Quad City Bank & Trust and Cedar Rapids Bank & Trust strategy of creating personalized banking relationships with a team of outstanding local bankers", noted Doug Hultquist, QCR Holdings President and CEO.

The executive management team of Rockford Bank & Trust includes Mr. Thomas Budd, President and CEO, Mr. Shawn Way, Executive Vice President - Retail and Private Banking, and Mrs. Brenda Nayonis, Senior Vice President - Operations and Cashier. All three are long time Rockford area residents and bankers.

"Shawn, Brenda and I are extremely excited to have Rockford Bank & Trust become a reality, and we have been overwhelmed with the community's support of our business plan during the past several months as we worked to open the Bank", noted Tom Budd. He continued, "We have begun the process of assembling our staff of talented bankers, and we will soon be announcing our strong group of local directors. Our team is uniquely qualified to serve the Rockford community and we have created an attractive menu of products and services for our retail and commercial customers."

Shawn Way added, "Our mission is to provide our customers the expertise and attention they deserve, our shareholders the return on investment they demand, and the community an institution worthy of the name Rockford Bank & Trust. Our staff and Board of Directors are committed to building a bank that our customers and our community will be proud of." He continued, "Our facility in the Morrissey Building at 127 North Wyman is an example of the impact that we will have on this great community. We are proud to make this investment in Rockford's revitalizing downtown area and in the next several months we will be announcing the construction of our second banking facility to provide added convenience for our customers."

QCR Holdings has provided $10 million in initial capital for Rockford Bank & Trust, through a combination of debt and $5 million in equity raised in a private placement of QCR Holdings stock. A large portion of the funds were obtained through the sale of common stock to local Rockford residents. The new bank has received all of the necessary regulatory approvals from the Illinois Department of Financial and Professional Regulation, the Federal Deposit Insurance Corporation (FDIC), and the Federal Reserve Bank. The Company's initial bank charter, Quad City Bank & Trust, opened in January of 1994 and is now more than $600 million in total assets. The Company opened Cedar Rapids Bank & Trust in September of 2001 and that charter is now more than $200 million in total assets.

Mr. Todd Gipple, QCR Holdings Executive Vice President and CFO noted, "Rockford Bank & Trust will continue our strategy of building a team of the most talented bankers in the local market, forming a very strong local Board of Directors consisting of some of the best business people in the community, and supporting this group with holding company resources in non-client service areas. This model will allow our team to focus exclusively on creating and enhancing client and community relationships in Rockford."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company which serves the Quad City, Cedar Rapids and Rockford communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.


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Special Note Concerning Forward-Looking  Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the
Company.   Forward-looking   statements,   which  may  be  based  upon  beliefs,
expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


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